Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the "Agreement"), dated as of August 16, 2016, (the "Effective Date") by and among NuZee, Inc., a Nevada corporation ("NuZee US"), NuZee Japan Co., Ltd. , a corporation established under the laws of Japan, ("NuZee JP"), Eguchi Holdings Co., Ltd. ("EHCL") and the shareholders of NuZee JP  set forth on Schedule I hereto (the "NuZee JP Shareholders") who have executed this Agreement.   For purposes of this Agreement, NuZee US, NuZee JP, EHCL and the NuZee JP Shareholders are sometimes collectively referred to as the "Parties" and individually as a "Party."

WHEREAS, EHCL is the beneficial owner of Five Hundred Thousand (500,000) common shares of NuZee JP, which represents eighty-eight percent (88%) of all NuZee JP common shares outstanding immediately prior to the closing on a non-diluted basis (such shares hereinafter referred to as the "EHCL Shares"); and

WHEREAS, the NuZee JP Shareholders own Sixty-Seven Thousand Eight Hundred (67,800) common shares of NuZee JP, which represents twelve percent (12%) of NuZee JP common shares outstanding immediately prior to the closing on a non-diluted basis (such shares being hereinafter referred to as the "NuZee JP Shares"); and

WHEREAS, EHCL and NuZee JP believe it is in their respective best interests for EHCL to exchange a total of 329,600 shares of NuZee JP, or sixty-six percent (66%) of the total shares held by it, for shares of common stock of NuZee US at a rate of 2.890625 shares of common stock of NuZee, Inc., par value $0.00001 per share (hereinafter "NuZee US Shares") for each share of NuZee JP, which would result in the issuance of up to Nine Hundred Fifty Two Thousand Seven Hundred Fifty (952,750) NuZee US Shares; and

WHEREAS, the NuZee JP Shareholders and NuZee JP believe it is in their respective best interests for the NuZee JP Shareholders to exchange each one share of NuZee JP held by them for 2.890625 NuZee US Shares, which would result in the issuance of up to One Hundred Ninety-Five Nine Hundred Eighty-Four (195,984) NuZee US Shares; and

WHEREAS, NuZee US believes it is in its best interest and the best interest of its stockholders to acquire the EHCL Shares and the NuZee JP Shares in exchange for the NuZee US Shares, all upon the terms and subject to the conditions set forth in this Agreement (the "Share Exchange"); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the Effective Date of this Agreement (the "Securities Act") and applicable state securities laws and exempt from applicable prospectus and registration requirements under applicable Japanese securities laws; and

WHEREAS, it is the intention of the parties that upon the Closing (as hereinafter defined) NuZee JP shall become a majority owned subsidiary of NuZee US.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I.
 EXCHANGE OF SHARES

Section 1.01     Agreements to Exchange NuZee JP Shares for NuZee US Shares.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, EHCL and the NuZee JP Shareholders shall assign, transfer, convey and deliver to NuZee US the number of shares of NuZee JP stated in Schedule I attached hereto and, in consideration and exchange for the shares of NuZee JP, NuZee US shall issue, transfer, convey and deliver the NuZee US Shares to EHCL and the NuZee JP Shareholders in the amounts stated in Schedule I.

Section 1.02     Closing and Actions at Closing.  The closing of the Share Exchange (the "Closing") shall occur on October 3, 2016 at 5:00 PM (Pacific Time) at the Law Offices of Teeple Hall, LLP (the "Closing Date").

Section 1.03     Exchange Ratio.  It is mutually agreed by the Parties that the Exchange Ratio shall be set at 2.890625 shares of common stock of NuZee, Inc., par value $0.00001 per share for each share of NuZee JP (the "Exchange Ratio").

Section 1.04     Restrictions on Securities Issued Pursuant to this Agreement.

The NuZee US securities to be issued by NuZee US pursuant to this Agreement have not been registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws, based on the suitability and investment representations made by EHCL and the NuZee JP Shareholders to NuZee US.  The NuZee US securities to be issued by NuZee US pursuant to this Agreement must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the NuZee US securities issued pursuant to this Agreement will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

Section 1.05     Exchange of Certificates and Treatment of Fractional Shares.

(a)     Each issued and outstanding common share of NuZee JP shall be converted into the right to receive NuZee US Shares pursuant to the Exchange Ratio at the Closing. Fractional shares shall be rounded up or down per the amount of the fraction.  NuZee US shall arrange prior to the Closing to deliver certificates representing the NuZee US Shares at the Closing pursuant to the terms and conditions of this Agreement.

(b)     Each NuZee JP Shareholder shall be entitled to receive NuZee US Shares based on the Exchange Ratio upon delivery at the Closing of the certificates representing the shares of NuZee JP owned by EHCL and such NuZee JP Shareholder, together with a stock power signed in blank, duly executed and completed in accordance with the instructions thereto.  If any NuZee US Share certificate is to be issued in a name other than that in which the NuZee JP certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such NuZee US certificate in a name other than that of the registered holder of the NuZee JP share certificate surrendered, or shall establish to the satisfaction of NuZee US that any such taxes have been paid or are not applicable.

Section 1.06     Directors of NuZee JP at Closing Date.  On the Closing Date, Sugimoto Takaaki and Ryugo Masaya shall resign from the Board of Directors of NuZee JP (the "NuZee JP Board") effective as of the same date.  Concurrently therewith Masateru Higashida shall be appointed to, and named Chairman of, the NuZee JP Board effective as of the Closing Date.  Katsuyoshi Eguchi shall continue to serve on NuZee JP's Board.  A third individual shall be appointed to the Board of Directors by October 17, 2016.

Section 1.07     Officers of NuZee JP at Closing Date.  Katsuyoshi Eguchi shall continue to serve as the President and Chief Executive Officer of NuZee JP as of and after the Closing Date.

ARTICLE II.
REPRESENTATIONS, WARRANTIES AND COVENANTS OF NUZEE US

NuZee US represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the Effective Date hereof.

Section 2.01     Corporate Organization.

(a)     NuZee US is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of NuZee US.  "Material Adverse Effect" means, when used with respect to NuZee US, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of NuZee US, or materially impair the ability of NuZee US to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

(b)     Copies of the Articles of Incorporation and Bylaws of NuZee US with all amendments thereto, as of the Effective Date hereof (the "NuZee US Charter Documents"), have been furnished to NuZee JP, and such copies are accurate and complete as of the Effective Date hereof.  The minute books of NuZee US are current as required by law, contain the minutes of all meetings of the NuZee US Board and its stockholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the NuZee US Board and its stockholders.  NuZee US is not in violation of any of the provisions of the NuZee US Charter Documents.

Section 2.02     Capitalization of NuZee US.

(a)     The authorized capital stock of NuZee US consists of: (i) 100,000,000 shares of common stock, par value $0.00001, of which 31,370,107 shares of common stock are issued and outstanding as of the Effective Date; and (ii) 100,000,000 shares of preferred stock, par value $0.00001, of which there are no shares of preferred stock which are issued and outstanding immediately prior to the Effective Date.

(b)     All of the issued and outstanding shares of common stock of NuZee US immediately prior to this Share Exchange are, and all shares of common stock of NuZee US when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder.  The issuance of all of the shares of NuZee US described in this Section 2.02 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of NuZee US has any right to rescind or bring any other claim against NuZee US for failure to comply with the Securities Act, or state securities laws.

Section 2.03     Convertible Securities.  With the exception of those specifically listed in Schedule 2.03 attached hereto, as of the Closing Date, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise), outstanding stock appreciation rights, phantom equity or similar rights of any character whatsoever requiring or which may require the issuance, sale or transfer by NuZee US of any securities of NuZee US, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of NuZee US.

Section 2.04     Subsidiaries.   As disclosed in filings with the Securities & Exchange Commission ("SEC"), NuZee US has no subsidiaries, and does not, directly or indirectly, own any equity, debt or similar interest in, or has the right to vote any interest in, any corporation, partnership, joint venture or other business association or entity.  NuZee US is not subject to any obligation or requirement to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any corporation, partnership, joint venture, limited liability company, or other business association or entity.

Section 2.05     Authorization, Validity and Enforceability of Agreements.  NuZee US has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the "Agreements") to perform its obligations hereunder and to consummate the transactions contemplated herein.  The execution and delivery of the Agreements by NuZee US and the consummation by NuZee US of the transactions contemplated herein, have been duly authorized by all necessary corporate action of NuZee US, and no other corporate proceedings on the part of NuZee US are necessary to authorize the Agreements or to consummate the transactions contemplated herein.  The Agreements constitute the valid and legally binding obligation of NuZee US and are enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.  NuZee US does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, resulting from the issuance of the NuZee US Shares in connection with the Share Exchange and transaction contemplated herein.

Section 2.06     No Conflict or Violation.  Neither the execution and delivery of the Agreements by NuZee US, nor the consummation by NuZee US of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the NuZee US Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which NuZee US is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which NuZee US is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of NuZee US' assets, including without limitation, the NuZee US Shares.

Section 2.07     Litigation.  There is no action, suit, proceeding or investigation ("Action") pending or, to the knowledge of NuZee US, currently threatened against NuZee US or any of its affiliates, that may affect the validity of this Agreement or the right of NuZee US to enter into this Agreement or to consummate the transactions contemplated herein.  There is no Action pending or, to the knowledge of NuZee US, currently threatened against NuZee US or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to NuZee US or any of its affiliates. Neither NuZee US nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no Action by NuZee US or any of its affiliates currently pending or which NuZee US or any of its affiliates intends to initiate.

Section 2.08     Compliance with Laws.  NuZee US has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.09     SEC Filings; Financial Statements.

(a)     NuZee US has timely filed and made available to NuZee JP all forms, reports, schedules, statements and other documents required to be filed by NuZee US with the SEC (collectively, the "NuZee US SEC Reports").  The NuZee US SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NuZee US SEC Reports or necessary in order to make the statements in such NuZee US SEC Reports, in light of the circumstances under which they were made, not misleading.  None of NuZee US's subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.  The financial records of NuZee US have been prepared in compliance with SEC rules on internal financial controls.

(b)     Each of the financial statements (including, in each case, any related notes), contained in NuZee US SEC Reports, including any NuZee US SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective filing date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") applied on a consistent basis throughout the periods involved and presented fairly the financial position of NuZee US as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)     Between June 30, 2016 and the Effective Date hereof, except as disclosed in the NuZee US SEC Reports, there has not been any change in the business, operations or financial condition of NuZee US that has had or reasonably would be expected to have a NuZee US Material Adverse Effect.

(d)     NuZee US does not have any liability or obligation (absolute, accrued, contingent or otherwise), other than those set forth on NuZee US's unaudited balance sheet as of June 30, 2016 and those arising under this Agreement.

Section 2.10     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of NuZee US, or any shareholder of NuZee US.

Section 2.11     Books, Financial Records and Internal Controls.  All the accounts, books, registers, ledgers, NuZee US Board minutes and financial and other records of whatsoever kind of NuZee US have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of NuZee US.

Section 2.12     Contracts.   To the knowledge of NuZee US (i) it is not in default under or breach of any material contract to which it is a party; and (ii) no event or condition has occurred which, after notice or lapse of time or both, would constitute (i) a default under or breach of any such material contract on the part of NuZee US or, to the knowledge of NuZee US, any other party thereto, or (ii) permit the modification, cancellation or termination of any such material contract, or (iii) result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of NuZee US.  To the knowledge of NuZee US, it has not received in writing any claim or threat that it has breached any of the terms and conditions of any such material contract.

Section 2.13     Employee Benefit Plans.  Except as set forth in Schedule 2.13, NuZee US does not maintain or contribute to any "employee pension benefit plan" (the "Company Pension Plans"), as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan," as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, cafeteria plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.  NuZee US has not contributed to, or been required to contribute to, any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

Section 2.14     Intellectual Property.

(a)     NuZee US owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in and necessary for the operation of its business as presently conducted.  Except as set forth in Schedule 2.14, (i) all intellectual property rights are owned free and clear of royalty obligations, liens and encumbrances, (ii)  the execution and delivery of this Agreement and the closing of the transactions contemplated hereby will not alter or impair any such rights, (iii)  the use of such intellectual property rights by NuZee US does not infringe or violate the intellectual property rights of any other Person, and (iv) NuZee US has not granted any Person any rights, pursuant to written license agreement or otherwise, to use such intellectual property.  NuZee US has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

(b)     Schedule 2.14 identifies (i) each material patent, trademark, trade name, service name or copyright with respect to any of NuZee US's intellectual property rights, all material applications and registration statements therefor and renewals thereof (and sets forth true and complete copies of all such material patents, registrations and applications (as amended to date)) and (ii) all material intellectual property rights that NuZee US uses pursuant to license, sublicense, agreement, or permission, all of which, to the knowledge of NuZee US, are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transactions contemplated hereby will not alter or impair any such rights.

(c)     NuZee US has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

Section 2.15     Properties.  Except as set forth in Schedule 2.15, NuZee US has good and marketable title to all of its material assets and properties, whether real or personal, tangible or intangible, listed on the most recent NuZee US Balance Sheet as filed with the SEC or Schedule 2.15, subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities reflected in NuZee US most recent Balance Sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business since the date of NuZee US most recent Balance Sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such title imperfections that are not, in the aggregate, material to the financial condition or operations of NuZee US.  NuZee US, as lessee, has the right under valid and subsisting leases to occupy, use, possess and control all real property material to its business and operations and listed on Schedule 2.15 as presently occupied, used, possessed and controlled by NuZee US pursuant to such leases.

Section 2.16     No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or anticipated by NuZee US to arise, between NuZee US and any accountants and/or lawyers formerly or presently engaged by NuZee US.  NuZee US is current with respect to fees owed to its accountants and lawyers.

Section 2.17     Absence of Undisclosed Liabilities.  Except as specifically disclosed herein: (i) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (ii) NuZee US has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (iii) NuZee US has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (iv) NuZee US has not made any loan, advance or capital contribution to or investment in any person or entity; (v) NuZee US has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (vi) NuZee US has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (vii) except for the Share Exchange, NuZee US has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.18     No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to NuZee US or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by NuZee US but which has not been so publicly announced or disclosed.  NuZee US has not provided to NuZee JP, EHCL or the NuZee JP Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by NuZee US but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.19     Disclosure.  This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of NuZee US in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.20     Taxes.    NuZee US has paid all taxes of whatever nature, including all assessments, re-assessments, governmental charges, penalties, interest and fines due and payable by it, to the extent such taxes have become due or have been alleged to be due and NuZee US is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon with respect to itself.

Section 2.21     Covenants of NuZee US.  NuZee US covenants that from the date of this Agreement until the Time of Closing:

(a)     NuZee US will conduct its business, operations and affairs only in the ordinary and normal course of business in all material respects consistent with past practice, and NuZee US will not, without the prior written consent of NuZee JP, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of NuZee US contained herein, and provided further that NuZee US will not make any material decisions or enter into any material contracts without the consent of NuZee JP, which consent will not be unreasonably withheld if the same would constitute or result in a breach of any representation or warranty contained herein;

(b)     NuZee US will use reasonable commercial efforts to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of the directors and shareholders to be held for such purpose;

(c)     NuZee US will make available to NuZee JP all material information, documentation, records and accounts in respect of the business and affairs of NuZee US;

(d)     prior to the Closing Date, NuZee US will not, without the prior written consent of NuZee JP:

(e)     issue any securities, including debt;

(f)     declare or pay any dividends or distribute any of its properties or assets to the shareholders of NuZee US;

(g)     commit or expend more than $25,000 in the aggregate with respect to capital expenditures;

(h)     commit or expend more than $25,000 in operating expenses other than those incurred in the ordinary course of business;

(i)     acquire by merger, amalgamation, consolidation or acquisition shares or assets, of any business operation;

(j)     enter into any new lending agreements or extend or otherwise modify existing lending agreements, sell, pledge, dispose of or encumber any assets, enter into contract, agreement or understanding, other than in the ordinary course of business;

(k)     enter into new leasing arrangements either of real estate or equipment with an annual aggregate cost exceeding $25,000;

(l)     alter or amend its Articles of Incorporation or Bylaws; or

(m)    engage in any business, enterprise or other activity, other than its current business and activities;

(n)     it will cooperate and provide to NuZee JP all such further documents, instruments and materials and do all such acts and things as may be reasonably required to complete the transactions contemplated by this Agreement;

(o)     it will use its reasonable commercial efforts to obtain all required third party consents, assignments or waivers and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations hereunder and to carry out the transactions contemplated by this Agreement, including obtaining any shareholder approvals, consents or agreements, to be able to deliver all of the NuZee US Shares on Closing;

(p)     it will comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out in this Agreement so as to close the Share Exchange and all transactions contemplated by this Agreement by the Closing Date; and

(q)     from and including the Effective Date hereof through to and including the Closing, it will not directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into negotiations with, any person (other than NuZee JP), with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of NuZee US.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF NUZEE JP AND EHCL

NuZee JP and EHCL represent, warrant and agree that all of the statements in the following subsections of this Article III, pertaining to NuZee JP, are true and complete as of the Effective Date hereof.

Section 3.01     Incorporation.   NuZee JP is a company duly incorporated, validly existing, and in good standing under the laws of Japan and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of NuZee JP's Articles of Incorporation or Bylaws, or similar documents.  NuZee JP has taken all actions required by law, its Articles of Incorporation or Bylaws, or otherwise to authorize the execution and delivery of this Agreement.  NuZee JP has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation or Bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.02     Securities.  The authorized capital stock of NuZee JP consists of: (i) 2,000,000 common shares, of which 567,800 shares of common stock are issued and outstanding immediately prior to the Share Exchange.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.03     Subsidiaries.   NuZee JP has no subsidiaries, and does not, directly or indirectly, own any equity, debt or similar interest in, or has the right to vote any interest in, any corporation, partnership, joint venture or other business association or entity.  NuZee JP is not subject to any obligation or requirement to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any corporation, partnership, joint venture, limited liability company, or other business association or entity.

Section 3.04     Financial Statements and Taxes.  NuZee JP has kept all books and records since inception and such financial statements have been prepared in accordance with Japanese Generally Accepted Accounting Principles ("J-GAAP") consistently applied throughout the periods involved.  The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of NuZee JP.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability NuZee JP had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with J-GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of NuZee JP, in accordance with J-GAAP.  The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by J-GAAP.  NuZee JP has duly allowed for all taxation reasonably foreseeable and NuZee JP has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.  The books and records, financial and otherwise, of NuZee JP are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.  All of NuZee JP's assets are reflected on its financial statements, and NuZee JP has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise which is not reflected on its financial statements.

Section 3.05     Information.  The information concerning NuZee JP set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.06     Absence of Certain Changes or Events.  As of the date of this Agreement, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of NuZee JP; and (b) NuZee JP has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.07     Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of NuZee JP after reasonable investigation, threatened by or against NuZee JP or affecting NuZee JP or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  NuZee JP does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.08     No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which NuZee JP or EHCL is a party or to which any of its assets, properties or operations are subject.

Section 3.09     Compliance With Laws and Regulations.  To the best of its knowledge, NuZee JP has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of NuZee JP or except to the extent that noncompliance would not result in the occurrence of any material liability for NuZee JP.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10     Contracts.   To the Knowledge of NuZee JP and EHCL, NuZee JP (i) is not in default under or breach of any material contract to which it is a party; and (ii) no event or condition has occurred which, after notice or lapse of time or both, would constitute (i) a default under or breach of any such material contract on the part of NuZee JP or, to the knowledge of NuZee JP or EHCL, any other party thereto, or (ii) permit the modification, cancellation or termination of any such material contract, or (iii) result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of NuZee JP.  To the knowledge of NuZee JP, it has not received in writing any claim or threat that it has breached any of the terms and conditions of any such material contract.

Section 3.11     Employee Benefit Plans.  Except as set forth in Schedule 3.11, NuZee JP does not maintain or contribute to any "employee pension benefit plan" (the "Company Pension Plans"), as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan," as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, cafeteria plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.  NuZee JP has not contributed to, or been required to contribute to, any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

Section 3.12     Intellectual Property.

(a)     NuZee JP owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in and necessary for the operation of its business as presently conducted.  Except as set forth in Schedule 3.12, (i) all intellectual property rights are owned free and clear of royalty obligations, liens and encumbrances, (ii)  the execution and delivery of this Agreement and the closing of the transactions contemplated hereby will not alter or impair any such rights, (iii)  the use of such intellectual property rights by NuZee JP does not infringe or violate the intellectual property rights of any other Person, and (iv) NuZee JP has not granted any Person any rights, pursuant to written license agreement or otherwise, to use such intellectual property.  NuZee JP has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

(b)     Schedule 3.12 identifies (i) each material patent, trademark, trade name, service name or copyright with respect to any of NuZee JP's intellectual property rights, all material applications and registration statements therefor and renewals thereof (and sets forth true and complete copies of all such material patents, registrations and applications (as amended to date) and (ii) all material intellectual property rights that NuZee JP uses pursuant to license, sublicense, agreement, or permission, all of which, to the knowledge of NuZee JP, are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transactions contemplated hereby will not alter or impair any such rights.

(c)     NuZee JP has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

Section 3.13     Properties.  Except as set forth in Schedule 3.13, NuZee JP has good and marketable title to all of its material assets and properties, whether real or personal, tangible or intangible, listed on the most recent NuZee JP Balance Sheet or Schedule 3.13, subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities reflected in NuZee JP most recent Balance Sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business since the date of NuZee JP most recent Balance Sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such title imperfections that are not, in the aggregate, material to the financial condition or operations of NuZee JP.  NuZee JP, as lessee, has the right under valid and subsisting leases to occupy, use, possess and control all real property material to its business and operations and listed on Schedule 3.13 as presently occupied, used, possessed and controlled by NuZee JP pursuant to such leases.

Section 3.14     Approval of Agreement.  The Board of Directors of NuZee JP has authorized the execution and delivery of this Agreement by NuZee JP and has approved this Agreement and the transactions contemplated hereby.

Section 3.15     Valid Obligation.  This Agreement and all agreements and other documents executed by NuZee JP in connection herewith constitute the valid and binding obligation of NuZee JP, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.16     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of NuZee JP, EHCL or any of the NuZee JP Shareholders.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EHCL
 AND NUZEE JP SHAREHOLDERS

Each of the NuZee JP Shareholders hereby severally and not jointly represent and warrant to NuZee US:

Section 4.01     Authority.  EHCL and each NuZee JP Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which EHCL and such NuZee JP Shareholder is each a party, to consummate the transactions contemplated by this Agreement, and to perform EHCL and such NuZee JP Shareholders' obligations under this Agreement.  This Agreement has been duly and validly authorized and approved, executed and delivered by EHCL and such NuZee JP Shareholders, and constitutes the legal, valid and binding obligations of EHCL and such NuZee JP Shareholders, enforceable against EHCL and such NuZee JP Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.02     No Conflict.  Neither the execution or delivery by EHCL and such NuZee JP Shareholders of this Agreement to which EHCL and such NuZee JP Shareholders are each a party nor the consummation or performance by EHCL and such NuZee JP Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of EHCL and such NuZee JP Shareholders (if any of such NuZee JP Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which any of EHCL or such NuZee JP Shareholders is a party or by which the properties or assets of EHCL or such NuZee JP Shareholders is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which any of EHCL or such NuZee JP Shareholders, or any of the properties or assets of EHCL or such NuZee JP Shareholders, may be subject.

Section 4.03     Litigation. There is no pending Action against EHCL or such NuZee JP Shareholders that involves the shares of NuZee JP that are subject to this Agreement or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of NuZee JP and, to the knowledge of EHCL or such NuZee JP Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.04     Ownership of Shares.  EHCL and the NuZee JP Shareholders represent that they are both the record and beneficial owners of the number of shares of NuZee JP as stated in Schedule I attached hereto.  EHCL and the NuZee JP Shareholders have and shall transfer at the Closing, good and marketable title to their respective shares of NuZee, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.05     Pre-emptive Rights.  Niether EHCL nor the NuZee JP Shareholders have pre-emptive rights or any other rights to acquire any shares of NuZee JP that have not been waived or exercised.

ARTICLE V.
CONDITIONS TO OBLIGATIONS OF NUZEE JP, EHCL
 AND THE NUZEE JP SHAREHOLDERS

The obligations of NuZee JP to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, at or before the Closing Date, of the following conditions:

Section 5.01     Representations and Warranties of NuZee US.  All representations and warranties made by NuZee US in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.02     Agreements and Covenants.  NuZee US shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.03     Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.04     No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of NuZee US shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.05     Documents.  No later than the Closing Date, NuZee US must have caused the following documents to be delivered to NuZee JP:

(a)     A certificate, executed by the President of NuZee US, in such detail as NuZee JP shall reasonably request, certifying that all representations and warranties of NuZee US made herein were true and complete when made and are true and complete as of the Effective Date, as if then made, and that all covenants of NuZee US herein required to be complied with on or prior to the Effective Date, have been complied with;

(b)     this Agreement duly executed;

(c)     certified copies of (i) the Articles of Incorporation and Bylaws of NuZee US, (ii) all resolutions of the shareholders and the board of directors of NuZee US approving the entering into and completion of the transaction contemplated by this Agreement, and (iii) a list of the officers and directors authorized to sign agreements together with their specimen signatures; (iv) a certificate of status, compliance, good standing or like certificate with respect to NuZee US issued by appropriate government officials of their respective jurisdictions of incorporation; and (v) the certificates from the sole director and officer of NuZee US confirming compliance with Section 5.01 and Section 5.06; and

(d)     such other documents as NuZee JP, EHCL or the NuZee JP Shareholders may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of NuZee US, (ii) evidencing the performance of, or compliance by NuZee US with any covenant or obligation required to be performed or complied with by NuZee US, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.06     No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to NuZee US.

ARTICLE VI.
 CONDITIONS TO OBLIGATIONS OF NUZEE US

The obligations of NuZee US to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by NuZee US in its sole discretion:

Section 6.01     Representations and Warranties of NuZee JP, EHCL and the NuZee JP Shareholders.  All representations and warranties made by NuZee JP, EHCL and the NuZee JP Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.02     Execution by EHCL and the NuZee JP Shareholders.   EHCL and the holders of the NuZee JP Shares must have executed this Agreement prior to the Closing Date.

Section 6.03     Agreements and Covenants.  NuZee JP, EHCL and the NuZee JP Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.04     Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.05     No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of NuZee JP shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.06     Documents. NuZee JP, EHCL and the NuZee JP Shareholders must deliver to NuZee US at the Closing:

(a)     Financial statements of NuZee JP as of its most recent fiscal year, and any interim fiscal quarters ended before the Effective Date that were audited under U.S. Generally Accepted Accounting Procedures ("U.S. GAAP");

(b)     A certificate, executed by the President of NuZee US, in such detail as NuZee JP shall reasonably request, certifying that all representations and warranties of NuZee US made herein were true and complete when made and are true and complete as of the Effective Date, as if then made, and that all covenants of NuZee US herein required to be complied with on or prior to the Effective Date, have been complied with;

(c)     share certificates evidencing the shares of NuZee JP held by EHCL and the NuZee JP Shareholders stated in Schedule I, along with executed share transfer forms transferring such NuZee JP Shares to NuZee US;

(d)     this Agreement to which the NuZee JP, EHCL and the NuZee JP Shareholders are each a party, duly executed; and

(e)     such other documents as NuZee US may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of NuZee JP, EHCL and the NuZee JP Shareholders, (ii) evidencing the performance of, or compliance by NuZee JP, EHCL and the NuZee JP Shareholders with, any covenant or obligation required to be performed or complied with by NuZee JP, EHCL and the NuZee JP Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.07     No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the shares of NuZee JP held by EHCL or the NuZee JP Shareholders, or any other stock, voting, equity, or ownership interest in, NuZee JP, or (b) is entitled to all or any portion of the NuZee US Shares.

ARTICLE VII.
 SURVIVAL

Section 7.01     Survival of Provisions.   The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three-year anniversary of the Closing Date (the "Survival Period").  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

ARTICLE VIII.
 ADDITIONAL AGREEMENTS

Section 8.01     Access to Information.

(a)     From the Effective Date hereof to the Closing Date, NuZee JP shall afford, and shall cause its officers, directors, employees, representatives and agents to afford, to NuZee US and its executive officers, counsel, accountants and other representatives, reasonable access during normal business hours, on reasonable advance notice, to NuZee JP's officers, employees, agents, representatives, properties, books, records and contracts, and shall furnish to NuZee US all financial, operating and other data and information as NuZee US, through its executive officers, counsel, accountants or other representative, may reasonably request.

(b)     From the Effective Date hereof to the Closing Date, NuZee US shall afford, and shall cause its officers, directors, employees, representatives and agents to afford, to NuZee JP and its officers, employees, counsel, accountants or other representatives, reasonable access during normal business hours to NuZee US's officers, employees, agents, representatives, properties, books, records and contracts, and shall furnish to NuZee JP all financial, operating and other data and information as NuZee JP, through its officers, employees, counsel, accountants or other representative , may reasonably request.

(c)     No investigation pursuant to Section 8.01(a) or Section 8.01(b) above shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties.

Section 8.02     Expenses and Taxes.   Except to the extent otherwise set forth herein, each of the Parties shall pay its respective costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees of the attorneys, accountants and advisors.

Section 8.03     News Releases.  Except as required by applicable law, any news releases or other public disclosure pertaining to the transactions contemplated hereby shall be delivered to the other Party for review and comment in writing at least two (2) Business Days prior to the dissemination thereof.

Section 8.04     Additional Agreements.  Subject to the terms and conditions of this Agreement, each Party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement.  If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement the proper officers and directors of each Party shall take all such necessary or desirable action.

Section 8.05     Notification of Certain Matters.

(a)     NuZee JP shall give prompt notice to NuZee US of any inaccuracy in any representation or warranty made by it herein, or any failure of NuZee JP to comply with or satisfy any covenant or condition or agreement to be complied with or satisfied by NuZee JP under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of NuZee JP or the conditions to the obligations of NuZee US hereunder.

(b)     EHCL shall give prompt notice to NuZee US of any inaccuracy in any representation or warranty made by it herein, or any failure of EHCL to comply with or satisfy any covenant or condition or agreement to be complied with or satisfied by EHCL under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of EHCL or the conditions to the obligations of NuZee US hereunder.

(c)     Any of the NuZee JP Shareholders shall give prompt notice to NuZee US of any inaccuracy in any representation or warranty made by it herein, or any failure of the NuZee JP Shareholder to comply with or satisfy any covenant or condition or agreement to be complied with or satisfied by the NuZee JP Shareholder under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the NuZee JP Shareholder or the conditions to the obligations of NuZee US hereunder.

(d)     NuZee US shall give prompt notice to NuZee JP, EHCL and the NuZee JP Shareholders of any inaccuracy in any representation or warranty made by it herein, or any failure of NuZee US to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of NuZee US or the conditions to the obligations of NuZee JP, EHCL or the NuZee JP Shareholders hereunder.

(e)     NuZee JP and NuZee US shall each promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, in the future would have, a Company or a NuZee US Material Adverse Effect, as applicable, or any adverse effect on the right or ability of any Party to enter into and complete the Merger and other transactions contemplated hereby.

Section 8.06     Confidentiality.

(a)     Each Party shall hold, and shall cause its officers, employees, agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain such information to hold, in confidence, and not use for any purpose other than evaluating the transactions contemplated by this Agreement, any confidential information of another Party obtained through the investigations permitted hereunder, which for the purposes hereof shall not include any information which (i) is or becomes generally available to the public, other than as a result of disclosure by a Party or one of its affiliates in violation of its obligations under this Section 8.06, (ii) becomes available to a Party on a non-confidential basis from a source, other than the Party which alleges the information is confidential or its affiliates, which has represented that such source is entitled to disclose it, (iii) was known to a Party on a non-confidential basis prior to its disclosure to such Party hereunder; (iv) is compelled by legal process or the order of a court or other governmental authority having jurisdiction to be disclosed, provided the Party so required to disclose such information complies with Section 7.6(b) hereof, or is required to be disclosed in connection with the prosecution or defense any litigation between or among the Parties hereto.  If this Agreement is terminated, at the request of a Party, the other Party shall deliver, and cause its officers, employees, agents, and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain confidential information of the requesting Party pursuant to investigations permitted hereunder, to deliver to the requesting Party all such confidential information that is written (including copies or extracts thereof).

(b)     If a Party or a Person to whom a Party transmits confidential information of another Party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of such confidential information, such Party or other Person will provide the other Party with prompt written notice so that such Party may seek a protective order or other appropriate remedy or waive compliance with Section 8.01(a).   If such protective order or other remedy is not obtained, or if the applicable Party waives compliance with Section 8.01(a), the Party or Person subject to the request will furnish only that portion of such confidential information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such confidential information.

(c)     The Parties hereto acknowledge and agree that, within four business days of the Effective Date, NuZee, Inc. must publicly disclose the basic terms of this Agreement in the form of a Form 8-K filed with the SEC.

ARTICLE IX.
 TERMINATION PROVISIONS

Section 9.01     Rights of Termination.    This Agreement may be terminated by notice in writing by mutual consent.  In addition, if any of the closing conditions contained in Articles V or VI hereof shall not be fulfilled or performed by the Closing Date, or such other date as the Parties may agree upon in writing, and such condition is contained in Article V, NuZee JP or EHCL may terminate this Agreement by notice in writing to NuZee US; or such condition is contained in Article VI, NuZee US may terminate this Agreement by notice to the NuZee JP and EHCL.

Section 9.02     Further this Agreement may be terminated:

(a)     by NuZee JP if it is not in material breach of its obligations under this Agreement, and if there has been a breach by NuZee US of any of its representations and warranties hereunder; or there has been a breach on the part of NuZee US of any of its covenants or agreements contained in this Agreement, and in either case such breach has not been cured within ten (10) days after written notice, specifying such breach to NuZee US;

(b)     by NuZee US if it is not in material breach of its obligations under this Agreement, and if there has been a breach by NuZee JP, EHCL or any of the NuZee JP Shareholder of any of its representations and warranties hereunder; or there has been a breach on the part of NuZee JP, EHCL or any of the NuZee JP Shareholder of any of its covenants or agreements contained in this Agreement; and, in either case such breach has not been cured within ten (10) days after written notice, specifying such breach to NuZee JP, EHCL and the NuZee JP Shareholders.

Section 9.03     Effect of Termination.  Except for the provisions of Section 8.02, Section 8.03, Section 8.06 and the provisions of ARTICLE X hereof, each of which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 9.02, this Agreement shall forthwith become void and of no further force and effect and the Parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its obligations under this Agreement.

ARTICLE X.
 MISCELLANEOUS PROVISIONS

Section 10.01     Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 10.02     Notices.  Except as provided herein, all notices, requests, demands, consents, instructions or other communications to or upon any Party under this Agreement shall be in writing and delivered to each party or emailed to the address set forth below (or to such other email address or address as the recipient of any notice shall have notified the other in writing).  All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when emailed, upon confirmation of receipt.

If to the NuZee US:	2865 Scott Street, Suite 101 Vista, California 92081

With Copies to (which will not constitute service of process):
Karen Batcher, Esq. Teeple Hall, LLP 9255 Towne Centre Drive, Suite 500 San Diego, CA 92121 Karen Batcher Email: Karen@teeplehall.com

If to NuZee JP:	2-1604, Kikko Moriyama-ku, Nagoya-shi Aichi-ken JAPAN

If to EHCL:	4-1002, Omori, Moriyama-ku Nagoya-Shi, Aichi-ken, Japan

If to a NuZee JP Shareholder:	To the Address stated for such shareholder in Schedule I.

Section 10.03     Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 10.04     Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 10.05     Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 10.06     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  Electronic (ie. Fax and PDF) copies shall be considered originals for all purposes.

Section 10.07     Governing Law and Choice of Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.   Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in courts sitting in San Diego County, California.   Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in the San Diego County, California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.   Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 10.02.

Section 10.08     Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.09     Amendments and Waivers.  Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Section 10.10     Independent Legal Advice.  Each of the parties hereto agree that they had the opportunity to obtain, or did obtain, independent legal and tax advice with respect to this Agreement and the transaction contemplated herein prior to executing this Agreement.  All parties acknowledge and agree that the terms of this Agreement are fair and reasonable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NUZEE, INC.	/s/ Masateru Higashida
Masateru Higashida, President

NUZEE JAPAN CO, LTD.	/s/ Eguchi Katsuyoshi
Eguchi Katsuyoshi, President

EGUCHI HOLDINGS CO, LTD.	/s/ Eguchi Katsuyoshi
Eguchi Katsuyoshi, President

FROM EAST HOLDINGS CO., LTD.	/s/ Masateru Higashida
Masateru Higashida, President

SAKAI CHIHIRO	/s/ Sakai Chihiro

TAGUCHI HIKARU	/s/ Taguchi Hikaru

IKEDA KAZUMI	/s/ Ikeda Kazumi

SUGIMOTO TAKAAKI	/s/ Sugimoto Takaaki